Exhibit 99.1

Ranson W. Webster to Retire from Heritage Commerce Corp Board of Directors and Julianne M. Biagini-Komas to be named Vice Chair of Board

San Jose, California – August 15, 2024 -- Heritage Commerce Corp (NASDAQ: HTBK) (the "Company"),  the parent company of Heritage Bank of Commerce (the "Bank"), today announced the retirement of Ranson W. Webster from the Board of Directors, effective October 1, 2024. As one of the original founders, Mr. Webster joined the Board in 2004 and has served as Vice Chair of the Boards of Directors of the Company and the Bank. Director Julianne M. Biagini-Komas will assume the role of Vice Chair of on both boards effective on the same date.

"On behalf of management and the Board of Directors, I want to extend our deepest gratitude to Ranson for his many years of dedicated service. Throughout his tenure, he served the Company and its shareholders with distinction," said Jack W. Conner, Chair of the Board. "Ranson brought significant business insight, strategic foresight, and financial expertise to the Company, and we wish him all the best in his well-deserved retirement."

"It has been a privilege and a pleasure to serve as Vice Chair on the Heritage Commerce Corp and Heritage Bank of Commerce Boards of Directors for the past two decades," said Ranson W. Webster. "Our achievements during my tenure were only possible through the hard work and collaboration of our Board and the entire banking staff. I will miss working alongside the team and extend my heartfelt thanks for all of our accomplishments."

“As we wish Ranson the very best during his retirement, we welcome Julianne to the position of Vice Chair of both the Company and the Bank,” said Clay Jones, President and Chief Executive Officer.

“It has been my honor to work alongside Ranson these last 9 years and I wish him a happy well-earned retirement. I am pleased to take on this new role on behalf of the Company and Bank,” said Julianne Biagini-Komas, Director.

Ms. Biagini-Komas is an accomplished business executive with extensive expertise in accounting, finance, operations and strategic planning. She has served as an Independent Director of the Company and the Bank since August 20, 2015, and is currently the Audit Committee Chairperson and Member of the Personnel and Compensation Committee. She was a Director of Focus Business Bank prior to the acquisition by the Company in 2015. She also served most recently as Vice President, Finance and Human Resources of CNEX Labs, Inc. and Chief Financial Officer of Quantumscape Corporation. She began her career at KPMG and is a Certified Public Accountant in California with a Bachelor of Science in Accounting from San Jose State University and a Master in Business Administration from Santa Clara University.

Heritage Commerce Corp, a bank holding company established in October 1997, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Oakland, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Mateo, San Rafael, and Walnut Creek. Heritage Bank of Commerce is an SBA Preferred Lender. Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in San Jose, CA and provides business-essential working capital factoring financing to various industries throughout the United States. For more information, please visit www.heritagecommercecorp.com.

Member FDIC

For additional information, contact:

Debbie Reuter

EVP, Corporate Secretary

Direct: (408) 494-4542

Debbie.Reuter@herbank.com